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                                                                     EXHIBIT 5.1



                                December 4, 1997


Board of Directors
Eco Soil Systems, Inc.
10890 Thornmint Road, Suite 200
San Diego, California 92127

        Re:     Eco Soil Systems, Inc.:
                Registration Statement on Form SB-2

Ladies and Gentlemen:

This firm has been engaged as special counsel to Eco Soil Systems, Inc., a Nebraska corporation (the "Company") in connection with the registration of 50,792 shares of the common stock of the Company, par value $.005 per share (the "Shares"), under the Securities Act of 1933, as amended, (the "Act"), on Form SB-2 filed with the Securities and Exchange Commission (the "Commission") on December 4, 1997 (the "Registration Statement"). The Shares are to be purchased by certain Underwriters and offered for sale to the public together with the shares registered pursuant to Registration Statement No. 333-39399, which was declared effective on December 3, 1997 (the "Initial Registration Statement"), pursuant to an Underwriting Agreement, the form of which has been filed as an exhibit to the Initial Registration Statement and is incorporated by reference as an exhibit to the Registration Statement (the "Underwriting Agreement"). Our representation has been limited to reviewing the corporate procedural actions in order to determine compliance with the Business Corporation Act of Nebraska in effect upon the date hereof.

We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and that such persons had the requisite power and authority to execute and deliver such documentation and that the signatures thereon are genuine. We have also assumed such proceedings will be timely completed in the manner presently proposed and that the Shares will be issued and sold as described in the Registration Statement.

Our opinion is limited to the laws of the State of Nebraska and we express no opinion as to matters governed by any laws other than those of the State of Nebraska nor to any matter not expressly addressed herein.
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Board of Directors of
  Eco Soil Systems, Inc.
December 4, 1997
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Based upon the foregoing, we are of the opinion that the Shares being registered and sold by the Company have been duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is subject to the following qualifications and exceptions:

        A. The effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application governing creditors' rights; and

        B. General principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting enforceability of agreements generally.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the incorporation by reference in this Registration Statement of the reference to our firm contained under the heading "Legal
Matters" in the Initial Registration Statement.

                                      Very truly yours,

                                      /S/ FITZGERALD, SCHORR, BARMETTLER
                                             & BRENNAN, P.C.